                                   EXHIBIT 3.1.1

                                    Delaware
                                    ========
                                The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HOSTING SITE NETWORK, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY DAY OF MARCH, A.D. 2002, AT 9 O'CLOCK A.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.





                                       /S/ Harriet Smith Windsor
                                       -------------------------
                                       Harriet Smith Windsor, Secretary of State

                 [Seal]
  3236663  B100                         AUTHENTICATION:  1649590

  020152563                                       DATE:  03-06-02

                                                       STATE OF DELAWARE
                                                      SECRETARY OF STATE
                                                   DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 03/06/2002
                                                      020152563 - 3236663


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           HOSTING SITE NETWORK, INC.

It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "corporation") is Hosting Site Network, INC.

                  2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

                  " FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 105,000,000 of which 100,000,000 shares are designated as common stock, par value $.001 per share, and 5,000,000 shares of blank check preferred stock, par value $.0001 per share, none of which has been designated.

The preferred stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class of preferred stock and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

(d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

(i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative."

                  3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on March 6, 2002.

                                                 /s/ Scott Vicari
                                                 -------------------------------
                                                 Scott Vicari, President, CEO,
                                                 Treasurer and Chairman